As filed with the Securities and Exchange Commission on July 2, 2004
Registration No. 333-114934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
ON FORM S-3
TO FORM S-4 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOLECULAR DEVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2914362 (I.R.S. Employer Identification No.)

1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOSEPH D. KEEGAN, PH.D.
President and Chief Executive Officer
Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James C. Kitch, Esq.
Suzanne Sawochka Hooper, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Explanatory Note

     Molecular Devices Corporation, or Molecular Devices, hereby amends its Registration Statement on Form S-4 (File No. 333-114934), declared effective by the Securities and Exchange Commission on May 28, 2004 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4. We refer to the Registration Statement on Form S-4 (File No. 333-114934), together with all amendments and exhibits, as the registration statement.

     On July 1, 2004, pursuant to the Agreement and Plan of Merger and Reorganization dated as of March 20, 2004, as amended as of May 21, 2004, among Molecular Devices, Astros Acquisition Sub I, Inc., a wholly owned subsidiary of Molecular Devices, Astros Acquisition Sub II, LLC, a wholly owned subsidiary of Molecular Devices, and Axon Instruments, Inc., Astros Acquisition Sub I, Inc. was merged with and into Axon, following which, Axon was merged with and into Astros Acquisition Sub II, LLC. As a result of the mergers, the corporate of existence of Axon ceased, and the former shareholders of Axon became stockholders of Molecular Devices.

     Pursuant to the merger agreement, Molecular Devices assumed certain options granted by Axon under the prospectuses dated April 11, 2000 and January 28, 2000 lodged by Axon with the Australian Securities and Investments Commission that were outstanding at the effective time of the first merger. We refer to these options as “entitlement options.” All rights with respect to Axon common stock (or CHESS Units of Foreign Securities over shares of Axon common stock) issuable upon the exercise of such outstanding entitlement options were converted into a right to receive cash and Molecular Devices common stock. A total of 37,294 shares of Molecular Devices common stock issuable upon exercise of the entitlement options were registered on the Form S-4 but had not been issued by the date this Post-Effective Amendment No. 1 was filed with the Securities and Exchange Commission. This Post-Effective Amendment No. 1 includes a form of prospectus to be used in connection with the offer and sale of those shares of common stock upon exercise of the entitlement options (and any shares issuable in connection with any stock split, reverse stock split, stock dividend or similar transaction in respect of such shares). In accordance with Rule 401(e) under the Securities Act of 1933, as amended, the prospectus has been prepared to comply with the requirements of Form S-3.

Subject to completion, dated July 2, 2004

37,294 Shares
Common Stock

Offered by

Molecular Devices Corporation

This prospectus relates to the issuance of up to 37,294 shares of our common stock upon the exercise of options to purchase shares of our common stock, which options were assumed by us in the merger of Astros Acquisition Sub I, Inc., our wholly owned subsidiary, with and into Axon Instruments, Inc. You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded on The Nasdaq Stock Market under the trading symbol “MDCC.” On July 1, 2004, the closing price of Molecular Devices common stock on The Nasdaq Stock Market was $17.96.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 3 of this prospectus.

The date of this prospectus is ______, 2004.

PROSPECTUS SUMMARY

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This prospectus relates to the issuance of shares of our common stock upon the exercise of options to purchase shares of our common stock, which options were assumed by us in the merger of Astros Acquisition Sub I, Inc., our wholly owned subsidiary, with and into Axon Instruments, Inc. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

MOLECULAR DEVICES

     Molecular Devices is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Our systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug technologies that integrate our expertise in engineering, molecular and cell biology and chemistry. We enable our customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs. We were incorporated in California in 1983 and reincorporated in Delaware in 1995, are headquartered in Sunnyvale, California and our common stock is listed on The Nasdaq Stock Market. Our mailing address is 1311 Orleans Drive, Sunnyvale, CA 94080 and our telephone number is (408) 747-1700.

RISK FACTORS

     Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks that we do not know of or that we currently think are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could be harmed and the trading price of our common stock could decline.

     Variations in the amount of time it takes for us to sell our products and collect accounts receivable and the timing of customer orders may cause fluctuations in our operating results, which could cause our stock price to decline.

     The timing of capital equipment purchases by customers has been and is expected to continue to be uneven and difficult to predict. Our products represent major capital purchases for our customers. The list prices for our instruments range from $5,000 to $419,500. Accordingly, our customers generally take a relatively long time to evaluate our products, and a significant portion of our revenues is typically derived from sales of a small number of relatively high-priced products. Purchases are generally made by purchase orders and not long-term contracts. Delays in receipt of anticipated orders for our relatively high priced products could lead to substantial variability from quarter to quarter. Furthermore, we have historically received purchase orders and made a significant portion of each quarter’s product shipments near the end of the quarter. If that pattern continues, even short delays in the receipt of orders or shipment of products at the end of a quarter could have a material adverse affect on results of operations for that quarter.

     We expend significant resources educating and providing information to our prospective customers regarding the uses and benefits of our products. Because of the number of factors influencing the sales process, the period between our initial contact with a customer and the time when we recognize revenues from that customer, if ever, varies widely. Our sales cycles typically range from three to six months, but can be much longer. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenues, and we may never receive any revenues from a customer despite our sales efforts.

     The relatively high purchase price for a customer order contributes to collection delays that result in working capital volatility. While the terms of our sales orders generally require payment within 30 days of product shipment and do not provide return rights, in the past we have experienced significant collection delays. We cannot predict whether we will continue to experience similar or more severe delays.

     The capital spending policies of our customers have a significant effect on the demand for our products. Those policies are based on a wide variety of factors, including resources available to make purchases, spending priorities, and policies regarding capital expenditures during industry downturns or recessionary periods. Any decrease in capital spending by our customers resulting from any of these factors could harm our business.

     We depend on orders that are received and shipped in the same quarter and therefore have limited visibility of future product shipments.

     Our net sales in any given quarter depend upon a combination of orders received in that quarter for shipment in that quarter and shipments from backlog. Our products are typically shipped within ninety days of purchase order receipt. As a result, we do not believe that the amount of backlog at any particular date is indicative of our future level of sales. Our backlog at the beginning of each quarter does not include all product sales needed to achieve expected revenues for that quarter. Consequently, we are dependent on obtaining orders for products to be shipped in the same quarter that the order is received. Moreover, customers may reschedule shipments, and production difficulties could delay shipments. Accordingly, we have limited visibility of future product shipments, and our results of operations are subject to significant variability from quarter to quarter.

     Many of our current and potential competitors have significantly greater resources than we do, and increased competition could impair sales of our products.

     We operate in a highly competitive industry and face competition from companies that design, manufacture and market instruments for use in the life sciences research industry, from genomic, pharmaceutical, biotechnology and diagnostic companies and from academic and research institutions and government or other publicly-funded agencies, both in the United States and abroad. We may not be able to compete effectively with all of these competitors. Many of these companies and institutions have greater financial, engineering, manufacturing, marketing and customer support resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of our products. Moreover, there has been significant merger and acquisition activity among our competitors and potential competitors. These transactions by our competitors and potential competitors may provide them with a competitive advantage over us by enabling them to rapidly expand their product offerings and service capabilities to meet a broader range of customer needs. Many of our customers and potential customers are large companies that require global support and service, which may be easier for our larger competitors to provide.

     We believe that competition within the markets we serve is primarily driven by the need for innovative products that address the needs of customers. We attempt to counter competition by seeking to develop new products and provide quality products and services that meet customers’ needs. We cannot assure you, however, that we will be able to successfully develop new products or that our existing or new products and services will adequately meet our customers’ needs.

     Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions characterize the markets for our products. To remain competitive, we will be required to develop new products and periodically enhance our existing products in a timely manner. We are facing increased competition as new companies entering the market with new technologies compete, or will compete, with our products and future products. We cannot assure you that one or more of our competitors will not succeed in developing or marketing technologies or products that are more effective or commercially attractive than our products or future products, or that would render our technologies and products obsolete or uneconomical. Our future success will depend in large part on our ability to maintain a competitive position with respect to our current and future technologies, which we may not be able to do. In addition, delays in the launch of our new products may result in loss of market share due to our customers’ purchases of competitors’ products during any delay.

     If we are not successful in developing new and enhanced products, we may lose market share to our competitors.

     The life sciences instrumentation market is characterized by rapid technological change and frequent new product introductions. In the twelve months ended March 31, 2004, 61% of our revenues were derived from the sale of products that were introduced in the last three years, and our future success will depend on our ability to enhance our current products and to develop and introduce, on a timely basis, new products that address the evolving needs of our customers. We may experience difficulties or delays in our development efforts with respect to new products, and we may not ultimately be successful in developing or commercializing them, which would harm our business. Any significant delay in releasing new systems could cause our revenues to suffer, adversely affect our reputation, give a competitor a first-to-

market advantage or cause a competitor to achieve greater market share. In addition, our future success depends on our continued ability to develop new applications for our existing products. If we are not able to complete the development of these applications, or if we experience difficulties or delays, we may lose our current customers and may not be able to attract new customers, which could seriously harm our business and our future growth prospects.

     We must expend a significant amount of time and resources to develop new products, and if these products do not achieve commercial acceptance, our operating results may suffer.

     We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenues from the sale of new products. Our ability to commercially introduce and successfully market new products is subject to a wide variety of challenges during this development cycle that could delay introduction of these products. In addition, since our customers are not obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders that do materialize may be canceled. As a result, if we do not achieve market acceptance of new products, our operating results will suffer. Our products are also generally priced higher than competitive products, which may impair commercial acceptance. We cannot predict whether new products that we expect to introduce will achieve commercial acceptance.

     We currently anticipate that our IonWorks product family will include in the near term our recently launched IonWorks HT system and an additional IonWorks system based on technology acquired through the acquisition of Cytion S.A. in 2001. Our IonWorks product family may not achieve significant commercial acceptance or generate significant revenues within the time frame that we have anticipated, or at all. Any such failure would adversely affect our financial performance. In particular, we recently launched our IonWorks HT system. This system has not achieved, and may not achieve or maintain, significant commercial acceptance. The system could fail to obtain significant commercial acceptance due to general economic conditions, competitive conditions, customer concerns related to the price or performance of the IonWorks HT system or other factors. It is likely that any failure of the IonWorks HT system to achieve commercial acceptance within the time frame that we have anticipated would cause us to fail to meet our 2004 revenue expectations, which would likely cause our stock price to decline.

     The successful commercialization of our IonWorks product family, as well as the achievement of the benefits of our 2001 acquisition of Cytion, will depend in part on our ability to develop new products that include technology acquired through the acquisition of Cytion, or enhancements thereto, in a timely and efficient manner. Failure to develop new products in a timely and efficient manner, or at all, may prevent us from offering first-to-market products in segments of the electrophysiology market. As a result, we may lose customers, and our business and results of operations may be harmed. While we believe that the technology acquired through the acquisition of Cytion complements our IonWorks HT system, we may not be able to develop and commercialize any new products that include technology acquired through the acquisition of Cytion and are complementary to the IonWorks HT system. Further, successful product development may place a significant burden on our existing management and our internal resources, which could have a material adverse effect on our business, financial condition and operating results. Any failure to develop new products that include technology acquired through the acquisition of Cytion, or enhancements thereto, in a timely and efficient manner, or at all, or any failure of such products to achieve commercial acceptance within the time frame that we have anticipated would adversely affect our business and financial performance.

     We obtain some of the components and subassemblies included in our systems from a single source or a limited group of suppliers, and the partial or complete loss of one of these suppliers could cause production delays and a substantial loss of revenues.

     We rely on outside vendors to manufacture many components and subassemblies. Certain components, subassemblies and services necessary for the manufacture of our systems are obtained from a sole supplier or limited group of suppliers, some of which are our competitors. Additional components, such as optical, electronic and pneumatic devices, are currently purchased in configurations specific to our requirements and, together with certain other components, such as computers, are integrated into our products. We maintain only a limited number of long-term supply agreements with our suppliers.

     Our reliance on a sole or a limited group of suppliers involves several risks, including the following:

•	we may be unable to obtain an adequate supply of required components;

•	we have reduced control over pricing and the timely delivery of components and subassemblies; and

•	our suppliers may be unable to develop technologically advanced products to support our growth and development of new systems.

     Because the manufacturing of certain of these components and subassemblies involves extremely complex processes and requires long lead times, we may experience delays or shortages caused by suppliers. We believe that alternative sources could be obtained and qualified, if necessary, for most sole and limited source parts. However, if we were forced to seek alternative sources of supply or to manufacture such components or subassemblies internally, we may be forced to redesign our systems, which could prevent us from shipping our systems to customers on a timely basis. Some of our suppliers have relatively limited financial and other resources. Any inability to obtain adequate deliveries, or any other circumstance that would restrict our ability to ship our products, could damage relationships with current and prospective customers and could harm our business. For example, we rely upon a single supplier for a component of the PatchPlate consumable that is part of the IonWorks HT system. This supplier might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements for this component, either by bringing production of this component in-house or by seeking an alternative supplier. We currently do not have the capability to manufacture this component on a commercial scale, and are not aware of any other supplier that currently has the capability to supply us with commercial quantities of this component. Any failure or delay in obtaining sufficient quantities of this component could adversely affect the ability of the IonWorks HT system to achieve or maintain significant commercial acceptance, which would harm our business.

     We may encounter manufacturing and assembly problems or delays, which could result in lost revenues.

     We assemble our systems in our manufacturing facilities located in Sunnyvale, California, Downingtown, Pennsylvania and Norway. Our manufacturing and assembly processes are highly complex and require sophisticated, costly equipment and specially designed facilities. As a result, any prolonged disruption in the operations of our manufacturing facilities could seriously harm our ability to satisfy our customer order deadlines. If we cannot deliver our systems in a timely manner, our revenues will likely suffer.

     Our product sales depend in part upon manufacturing yields. We currently have limited manufacturing capacity and experience variability in manufacturing yields. We are currently manufacturing high-throughput instruments in-house, in limited volumes and with largely manual assembly. If demand for our high-throughput instruments increases, we will either need to expand our in-house manufacturing capabilities or outsource to other manufacturers. If we fail to deliver our products in a timely manner, our relationships with our customers could be seriously harmed, and our revenues could decline.

     As we develop new products, we must transition the manufacture of a new product from the development stage to commercial manufacturing. We cannot predict whether we will be able to complete these transitions on a timely basis and with commercially reasonable costs. We cannot assure you that manufacturing or quality control problems will not arise as we attempt to scale-up our production for any future new products or that we can scale-up manufacturing and quality control in a timely manner or at commercially reasonable costs. If we are unable to consistently manufacture our products on a timely basis because of these or other factors, our product sales will decline.

     For example, we decided in 2002 to bring the production of PatchPlates in-house. We previously relied on Essen Instruments for the PatchPlate consumable, and Essen has assisted us in transferring the PatchPlate manufacturing technology to us. We have purchased from Essen the inventory we believe is sufficient to meet our needs for PatchPlates until we commence full scale manufacturing on our own. However, we may not be successful in achieving full scale manufacturing capabilities for the PatchPlate consumable in a timely manner or at all, and any failure or delays in manufacturing sufficient quantities of PatchPlates could harm our business.

     If we deliver products with defects, our credibility will be harmed and the sales and market acceptance of our products will decrease.

     Our products are complex and have at times contained errors, defects and bugs when introduced. If we deliver products with errors, defects or bugs, our credibility and the market acceptance and sales of our products would be harmed. Further, if our products contain errors, defects or bugs, we may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to product liability as a result of product liability lawsuits against us or against our customers. We have agreed to indemnify our customers in some circumstances against liability arising from defects in our products. In the event of a successful product liability claim, we could be obligated to pay damages significantly in excess of our product liability insurance limits.

     Most of our current and potential customers are from the pharmaceutical and biotechnology industries and are subject to risks faced by those industries.

     We derive a significant portion of our revenues from sales to pharmaceutical and biotechnology companies. We expect that sales to pharmaceutical and biotechnology companies will continue to be a primary source of revenues for the foreseeable future. As a result, we are subject to risks and uncertainties that affect the pharmaceutical and biotechnology industries, such as availability of capital and reduction and delays in research and development expenditures by companies in these industries, pricing pressures as third-party payers continue challenging the pricing of medical products and services, government regulation, and the uncertainty resulting from technological change.

     In addition, our future revenues may be adversely affected by the ongoing consolidation in the pharmaceutical and biotechnology industries, which would reduce the number of our potential customers. Furthermore, we cannot assure you that the pharmaceutical and biotechnology companies that are our customers will not develop their own competing products or in-house capabilities.

     Our products could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could also cause us to pay substantial damages and prohibit us from selling our products.

     Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages for infringement if it is ultimately determined that our products infringe a third party’s proprietary rights. Further, any legal action against us could, in addition to subjecting us to potential liability for damages, prohibit us from selling our products before we obtain a license to do so from the party owning the intellectual property, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. There may be third-party patents that may relate to our technology or potential products. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our stock price to decline. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources.

     We may need to initiate lawsuits to protect or enforce our patents, which would be expensive and, if we lose, may cause us to lose some of our intellectual property rights, which would reduce our ability to compete in the market.

     We rely on patents to protect a large part of our intellectual property and our competitive position. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

     Lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. They would put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. We may also provoke third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. If initiated, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these suits, there could be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors were to perceive any of these results to be negative, our stock price could decline.

     The rights we rely upon to protect our intellectual property underlying our products may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

     Our success will depend in part on our ability to obtain commercially valuable patent claims and to protect our intellectual property. Our patent position is generally uncertain and involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in our technology field are still evolving. Therefore, the degree of future protection for our proprietary rights is uncertain.

     The risks and uncertainties that we face with respect to our patents and other proprietary rights include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents which are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable;

•	the patents licensed or issued to us or our customers may not provide a competitive advantage;

•	other companies may challenge patents licensed or issued to us or our customers;

•	patents issued to other companies may harm our ability to do business;

•	other companies may independently develop similar or alternative technologies or duplicate our technologies; and

•	other companies may design around technologies we have licensed or developed.

     In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the proprietary technology underlying our products. If these measures do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries. For a variety of reasons, we may decide not to file for patent, copyright or trademark protection or prosecute potential infringements of our patents. We also realize that our trade secrets may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may design around our proprietary technologies or may independently develop similar or alternative technologies or products that are equal or superior to our technology and products without infringing on any of our intellectual property rights.

     We may have difficulty managing our growth.

     We expect to experience significant growth in the number of our employees and customers and the scope of our operations, including as a result of potential acquisitions. This growth may continue to place a significant strain on our management and operations. Our ability to manage this growth will depend upon our ability to broaden our management team and our ability to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees. Our future success is heavily dependent upon growth and acceptance of new products. If we cannot scale our business appropriately or otherwise adapt to anticipated growth and new product introductions, a key part of our strategy may not be successful.

     We rely upon distributors for product sales and support outside North America.

     In the first three months of 2004, approximately 9% of our sales were made through distributors. We often rely upon distributors to provide customer support to the ultimate end users of our products. As a result, our success depends on the continued sales and customer support efforts of our network of distributors. The use of distributors involves certain risks, including risks that distributors will not effectively sell or support our products, that they will be unable to satisfy financial obligations to us and that they will cease operations. Any reduction, delay or loss of orders from our significant distributors could harm our revenues. We also do not currently have distributors in a number of significant international markets that we have targeted and will need to establish additional international distribution relationships. There can be no assurance that we will engage qualified distributors in a timely manner, and the failure to do so could have a material adverse affect on our business, financial condition and results of operations.

     If we choose to acquire new and complementary businesses, products or technologies instead of developing them ourselves, we may be unable to complete these acquisitions or may not be able to successfully integrate an acquired business or technology in a cost-effective and non-disruptive manner.

     Our success depends on our ability to continually enhance and broaden our product offerings in response to changing technologies, customer demands and competitive pressures. To this end, from time to time we have acquired complementary businesses, products or technologies instead of developing them ourselves, and we may choose to do so in the future. For example, we acquired Axon Instruments, Inc. in July 2004, Universal Imaging Corporation in June 2002 and Cytion S.A. in 2001. We do not know if we will be able to complete any future acquisitions, or whether we will be able to successfully integrate any acquired business, operate it profitably or retain its key employees. Integrating any business, product or technology we acquire, both in connection with the acquisition of Axon and potential future acquisitions, involves considerable operational and financial risks and strains, including:

•	the potential disruption of our ongoing business and distraction of our management;

•	the potential strain on our financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of acquired businesses;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

•	potential unknown liabilities associated with any acquisition, including higher than expected acquisition costs, which may cause our quarterly and annual operating results to fluctuate.

     We may not succeed in addressing these risks or any other problems encountered in connection with the acquisition of Axon or other potential future acquisitions. If we are unable to successfully integrate the operations, products, technology and personnel of acquired businesses in a timely manner or at all, or if we do achieve the perceived benefits of any acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of our common stock could decline.

     In addition, in order to finance any acquisitions, we might need to raise additional funds through public or private equity or debt financings. In that event, we could be forced to obtain financing on terms that are not favorable to us and, in the case of equity financing, that may result in dilution to our stockholders. In connection with the acquisition of Axon, we borrowed $35 million in order to pay the cash portion of the merger consideration to be paid to former Axon shareholders and optionholders. Incurrence of this new debt will significantly increase our leverage. While management believes that our cash flows will be more than adequate to service this new debt, there may be circumstances in which required payments of principal and/or interest on this new debt could adversely affect our cash flows and operating results, and therefore the market price of our common stock. In addition, any impairment of goodwill and amortization of other intangible assets or charges resulting from the costs of acquisitions could harm our business and operating results.

     As a result of the acquisition of Axon, Molecular Devices is a substantially larger and broader organization, and if Molecular Devices’ management is unable to sufficiently manage the company, its operating results will suffer.

     As a result of the acquisition of Axon, Molecular Devices acquired approximately 128 employees based at Axon’s office in Union City, California and at its facilities in Melbourne, Australia and San Luis Obispo, California. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to successfully manage the substantially larger and internationally diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company and, as a result, on the market price of Molecular Devices common stock.

     The acquisition of Axon could cause us to lose key personnel, which could materially affect the company’s business and require us to incur substantial costs to recruit replacements for lost personnel.

     As a result of the acquisition of Axon, our current and prospective employees could experience uncertainty about their future roles within Molecular Devices. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on our business.

     General uncertainty related to the acquisition of Axon could harm Molecular Devices.

     Our customers may, in response to the announcement of the acquisition of Axon, delay or defer purchasing decisions. If our customers delay or defer purchasing decisions, our revenues could materially decline or any anticipated increases in revenue could be lower than expected.

     Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of our common stock following the acquisition of Axon.

     If the benefits of the acquisition of Axon are not achieved, our financial results, including earnings per share, could be adversely affected. In accordance with United States generally accepted accounting principles, the combined company will account for the merger transaction using the purchase method of accounting. We will allocate the total estimated purchase price to Axon’s net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of July 1, 2004, the date of completion of the merger transaction, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger transaction, which is expected to be approximately US$1.6 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, we may be required to incur material charges relating to the impairment of those assets.

     We depend on our key personnel, the loss of whom would impair our ability to compete.

     We are highly dependent on the principal members of our management, engineering and scientific staff. The loss of the service of any of these persons could seriously harm our product development and commercialization efforts. In addition, research, product development and commercialization will require additional skilled personnel in areas such as chemistry and biology, and software and electronic engineering. Our corporate headquarters are located in Sunnyvale, California, where demand for personnel with these skills is extremely high and is likely to remain high. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense and the turnover rate for qualified personnel is high. If we are unable to hire, train and retain a sufficient number of qualified employees, our ability to conduct and expand our business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder the planned expansion of our business.

     We are dependent on international sales and operations, which exposes us to foreign currency exchange rate, political and economic risks.

     We maintain facilities in Norway, the United Kingdom, Germany and Japan, and sales to customers outside the United States accounted for approximately 44% our revenues in the first three months of 2004. We anticipate that international sales will continue to account for a significant portion of our revenues.

     All of our sales to international distributors are denominated in U.S. dollars. Most of our direct sales in the United Kingdom, Germany, France, Canada and Japan are denominated in local currencies and totaled $10.2 million (38% of total revenues) in the first three months of 2004. To the extent that our sales and operating expenses are denominated in foreign currencies, our operating results may be adversely affected by changes in exchange rates. Historically, foreign exchange gains and losses have been immaterial to our results of operations. However, we cannot predict whether these gains and losses will continue to be immaterial, particularly as we increase our direct sales outside North America. For example, we cannot predict whether other foreign exchange gains or losses in the future would have a material effect on our income. Owing to the number of currencies involved, the substantial volatility of currency exchange rates, and our constantly changing currency exposures, we cannot predict the effect of exchange rate fluctuations on our future operating results. We do not currently engage in foreign currency hedging transactions, but may do so in the future.

     Our reliance on international sales and operations exposes us to foreign political and economic risks, including:

•	political, social and economic instability;

•	trade restrictions and changes in tariffs;

•	import and export license requirements and restrictions;

•	difficulties in staffing and managing international operations;

•	disruptions in international transport or delivery;

•	difficulties in collecting receivables; and

•	potentially adverse tax consequences.

     If any of these risks materialize, our international sales could decrease and our foreign operations could suffer.

     Our operating results fluctuate and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our stock price.

     We have experienced and in the future may experience a shortfall in revenues or earnings or otherwise fail to meet public market expectations, which could materially and adversely affect our business and the market price of our common stock. Our total revenues and operating results may fluctuate significantly because of a number of factors, many of which are outside of our control. These factors include:

•	customer confidence in the economy, evidenced, in part, by stock market levels;

•	changes in the domestic and international economic, business and political conditions;

•	economic conditions within the pharmaceutical and biotechnology industries;

•	levels of product and price competition;

•	the length of our sales cycle and customer buying patterns;

•	the size and timing of individual transactions;

•	the timing of new product introductions and product enhancements;

•	the mix of products sold;

•	levels of international transactions;

•	activities of and acquisitions by competitors;

•	the timing of new hires and the allocation of our resources;

•	changes in foreign currency exchange rates; and

•	our ability to develop and market new products and control costs.

     One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our revenues and operating results to fluctuate significantly. In particular, we typically experience a decrease in the level of sales in the first calendar quarter as compared to the fourth quarter of the preceding year because of budgetary and capital equipment purchasing patterns in the life sciences industry. Our quarterly operating results have fluctuated in the past, and we expect they will fluctuate in the future as a result of many factors, some of which are outside of our control.

     In addition, we manufacture our products based on forecasted orders rather than on outstanding orders. Accordingly, our expense levels are based, in part, on expected future sales, and we generally cannot quickly adjust operating expenses. For example, research and development and general and administrative expenses are not directly affected by variations in revenues. As a result, if sales levels in a particular quarter do not meet expectations, we may not be able to adjust operating expenses in a sufficient timeframe to compensate for the shortfall, and our results of operations for that quarter may be seriously harmed. Likewise, our manufacturing procedures may in certain instances create a risk of excess or inadequate inventory levels if orders do not match forecasts.

     Based upon the preceding factors, we may experience a shortfall in revenues or earnings or otherwise fail to meet public market expectations, which could materially and adversely affect our business, financial condition, results of operations and the market price of our common stock. Because our revenues and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance.

     Our stock price is volatile, which could cause stockholders to lose a substantial part of their investment in our stock.

     The stock market in general, and the stock prices of technology companies in particular, have recently experienced volatility which has often been unrelated to the operating performance of any particular company or companies. In the twelve months ended March 31, 2004, the closing sales price of our common stock ranged from $11.20 to $22.32. Our stock price could decline regardless of our actual operating performance, and stockholders could lose a substantial part of their investment as a result of industry or market-based fluctuations. In the past, our stock has traded relatively thinly. If a more active public market for our stock is not sustained, it may be difficult for stockholders to resell shares of our common stock. Because we do not anticipate paying cash dividends on our common stock for the foreseeable future, stockholders will not be able to receive a return on their shares unless they sell them.

     The market price of our common stock will likely fluctuate in response to a number of factors, including the following:

•	domestic and international economic, business and political conditions;

•	economic conditions within the pharmaceutical and biotechnology industries;

•	our failure to meet our performance estimates or the performance estimates of securities analysts;

•	changes in financial estimates of our revenues and operating results by us or securities analysts;

•	changes in buy/sell recommendations by securities analysts; and

•	the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof.

     Provisions of our charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for our common stock.

     Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition, or merger in which we are not the surviving company or which results in changes in our management. For example, our certificate of incorporation gives our board of directors the authority to issue shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control, as the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of preferred stock. The issuance of preferred stock could also have a dilutive effect on our stockholders. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of the outstanding voting stock, from consummating a merger or combination involving us. Further, in October 2001, our Board of Directors adopted a stockholder rights plan, commonly known as a “poison pill.” These provisions described above and our poison pill could limit the price that investors might be willing to pay in the future for our common stock.

FORWARD-LOOKING INFORMATION

     This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and businesses and the expected impact on us of the acquisition of Axon. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology identify forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements as a result of many factors, including those set forth above and elsewhere in this prospectus. Statements in this prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this prospectus under the section entitled “Risk Factors” and elsewhere in this prospectus, our Form 10-K for the fiscal year ended December 31, 2003, as amended, in Item 1 under “Business Risks” as well as under “Qualitative and Quantitative Disclosures about Market Risk,” our Form 10-Q for the fiscal quarter ended March 31, 2004, and the risks detailed from time to time in our Securities and Exchange Commission reports, including those we file in the future. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Many of the important factors that will determine these results are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the prospectus or, in the case of documents incorporated by reference, as of the date of the documents. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

     Except as described in any prospectus supplement, we currently intend to use the net proceeds from the exercise of options for general corporate purposes. We will pay all of the expenses of the offering.

PLAN OF DISTRIBUTION

     We are registering up to 37,294 shares of our common stock issuable upon the exercise of the entitlement options, which options were assumed by us in the merger of Astros Acquisition Sub I, Inc., our wholly owned subsidiary, with and into Axon Instruments, Inc. The shares of our common stock offered by the prospectus will be quoted on The Nasdaq Stock Market.

Entitlement Options

     On March 20, 2004, we entered into an Agreement and Plan of Merger and Reorganization with Axon Instruments, Inc. Pursuant to the merger agreement, which was amended as of May 21, 2004, we agreed to assume certain options granted by Axon under the prospectuses dated April 11, 2000 and January 28, 2000 lodged by Axon with the Australian Securities and Investments Commission that were outstanding at the effective time of the first merger described in the merger agreement. We refer to these options in this prospectus as “entitlement options.”

     Each entitlement option that was outstanding at the effective time of the first merger was assumed by us in accordance with the terms of the prospectuses and the merger agreement. All rights with respect to Axon common stock (or CHESS Units of Foreign Securities over shares of Axon common stock) issuable upon the exercise of such outstanding entitlement options were converted into a right to receive cash and Molecular Devices common stock. Each assumed entitlement option so converted continues to have, and is subject to, the same terms and conditions as set forth in the prospectuses except that, as of the effective time of the first merger, (a) any reference in the prospectuses to Axon common stock (or CHESS Units of Foreign Securities over shares of Axon common stock) is deemed to be a reference to Molecular Devices common stock and (b) each assumed entitlement option is exercisable solely for a number of units equal to the number of entitlement option shares subject to such entitlement option at a per unit exercise price of AU$0.20. Upon the exercise of an assumed entitlement option, the number of shares of Molecular Devices common stock issuable upon such exercise will be rounded down to the nearest whole share and the cash payable upon such exercise will be rounded down to the nearest whole cent. No fractional shares of Molecular Devices common stock will be issued upon exercise of an assumed entitlement option and no certificates or scrip for any such fractional shares will be issued. Any holder of an assumed entitlement option who would otherwise be entitled to receive a fraction of a share of Molecular Devices common stock upon exercise (after aggregating all fractional shares of Molecular Devices common stock issuable to such holder) will, in lieu of such fraction of a share, be paid in cash the US dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by US$18.52. The term “entitlement option shares” means the number of shares exercisable (without regard to the vesting requirements of such assumed entitlement option) under an assumed entitlement option as of the time immediately prior to the effective time of the first merger. Each “unit” consists of (x) 0.007340 of a share of Molecular Devices common stock and (y) US$0.1359 in cash.

     Terms and Conditions of Entitlement Options

     Term. Each entitlement option is exercisable at any time on or before 5:00 p.m. Melbourne, Australia legal time on May 10, 2005, or the option period. Thereafter, no entitlement options may be exercised.

     Exercise Price. The per unit exercise price of each entitlement option is AU$0.20.

     Unit. Each unit consists of (x) 0.007340 of a share of Molecular Devices common stock and (y) US$0.1359 in cash.

     Consideration. The purchase price of each unit is paid in cash at the time the entitlement option is exercised.

     Transferability. Entitlement options are transferable provided any such transfer is made in accordance with the provisions of Regulation S promulgated under the Securities Act of 1933, as amended, or pursuant to an available exemption from registration under the Securities Act. Notwithstanding the foregoing, entitlement options granted to certain holders (who are aware of such restrictions) are not transferable.

     Exercisability. Entitlement options are fully vested and are immediately exercisable during the option period; provided, however, that Molecular Devices may not confirm any sales of Molecular Devices common stock issuable upon the exercise of any entitlement options until the registration statement is declared effective by the Securities and Exchange Commission.

     Effect of Certain Corporate Events

     If there is any change in the shares of Molecular Devices common stock subject to entitlement options (through stock split, reverse stock split, stock dividend, combination or reclassification of Molecular Devices common stock), the entitlement options will be appropriately adjusted as to the class and the maximum number of shares of Molecular Devices common stock subject to such entitlement options and the class, number of shares and price per unit subject to such outstanding entitlement options.

     Amendment of Entitlement Options

     No amendment or other modification to the terms or conditions of an entitlement option will be effective without the consent of the holder thereof.

     Stockholder Rights

     Prior to exercising an entitlement option, the holder thereof shall not be deemed to be the holder of any shares of Molecular Devices common stock and shall not have any of the rights of a holder of Molecular Devices common stock, including the right to receive dividends, if any, or payments upon Molecular Devices’ liquidation, dissolution or winding up, or to exercise voting rights. Shares of Molecular Devices common stock issued upon the exercise of entitlement options will rank equally in all respects with the then existing shares of Molecular Devices common stock.

LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California.

EXPERTS

     The consolidated financial statements and schedule of Molecular Devices Corporation appearing in Molecular Devices Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, have been audited by Ernst & Young LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Axon Instruments, Inc., as of December 31, 2002 and for each of the two years then ended, appearing in Molecular Devices Corporation’s Current Report on Form 8-K dated July 2, 2004 have been audited by Ernst & Young LLP, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Axon Instruments, Inc., as of December 31, 2003 and for the year then ended, appearing in Molecular Devices Corporation’s Current Report on Form 8-K dated July 2, 2004 have been audited by Ernst & Young, independent registered public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     This document incorporates other reports by reference that are not presented in or delivered with this document. We file reports, proxy statements and other information with the Securities and Exchange Commission. Investors may read and copy any reports, proxy statements or other information filed by us at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Molecular Devices. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     Reports, proxy statements and other information regarding Molecular Devices may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the common stock covered by this prospectus. The following documents, which have been filed by Molecular Devices under File No. 000-27316 with the Securities and Exchange Commission, are incorporated by reference into this document:

1. Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, as amended as of May 21, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.;

2. Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, initially filed with the Securities and Exchange Commission on March 10, 2004;

3. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 10, 2004;

4. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2004;

5. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2004;

6. Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 22, 2004;

7. The description of our common stock set forth in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on December 1, 1995, including any amendments or reports filed for the purpose of updating such description; and

8. The description of our entitlement options set forth in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 1, 2004, including any amendments or reports filed for the purpose of updating such description.

     You may have previously received some of the documents incorporated by reference in this prospectus, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s website as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700
Attn: Investor Relations

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Information on Our Website

     Information on any Molecular Devices’ Internet website or the website of any of our subsidiaries is not part of this document and you should not rely on that information, unless that information is also in this document or in a document that is incorporated by reference in this document.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

Accounting fees and expenses*	$10,000
Legal fees and expenses*	25,000
Printing and miscellaneous expenses*	5,000

Total	$40,000

*estimated

Item 15. Indemnification of Officers and Directors

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

     Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Our bylaws and certificate of incorporation provide for the mandatory indemnification of our directors, officers, and to the extent authorized by the board of directors, employees and other agents, to the maximum extent permitted by the DGCL, and we have entered into agreements with certain of our officers and directors providing for their indemnification with respect to certain matters. We carry officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits

Exhibit
Number	Description of Document
2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.

2.2*	Amendment dated as of May 21, 2004 to Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.

3.1(2)	Amended and Restated Certificate of Incorporation of Molecular Devices.

3.2(2)	Bylaws of Molecular Devices.

3.3(3)	Certificate of Amendment to Certificate of Incorporation of Molecular Devices.

4.1(2)	Specimen Certificate of Common Stock of Molecular Devices.

4.2(4)	Rights Agreement, dated October 25, 2001, among Molecular Devices and EquiServe Trust Company, N.A.

4.3*	Prospectus dated January 28, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission.

4.4*	Prospectus dated April 11, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission.

5.1*	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Molecular Devices.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Axon.

23.3	Consent of Ernst & Young, Independent Registered Public Accounting Firm, with respect to Axon.

23.4*	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

(1)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed on March 22, 2004.

(2)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Registration Statement on Form S-1 (File No. 33-98926), as amended.

(3)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

(4)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed October 30, 2001.

* Previously filed as an exhibit to Molecular Devices’ Registration Statement on Form S-4 (File No. 333-114934), as amended.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on July 2, 2004.

Molecular Devices Corporation

By:	/s/ Joseph D. Keegan

Joseph D. Keegan, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph D. Keegan, Ph.D. Joseph D. Keegan, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 2, 2004

/s/ Timothy A. Harkness Timothy A. Harkness	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2004

/s/ Moshe H. Alafi * Moshe H. Alafi	Director	July 2, 2004

/s/ David L. Anderson * David L. Anderson	Director	July 2, 2004

/s/ A. Blaine Bowman * A. Blaine Bowman	Director	July 2, 2004

/s/ Paul Goddard * Paul Goddard, Ph.D.	Director	July 2, 2004

/s/ Andre F. Marion * André F. Marion	Director	July 2, 2004

/s/ Harden M. McConnell * Harden M. McConnell, Ph.D.	Director	July 2, 2004

/s/ J. Allan Waitz * J. Allan Waitz, Ph.D.	Director	July 2, 2004

*By:	/s/ Joseph D. Keegan, Ph.D.	July 2, 2004

Joseph D. Keegan, Ph.D. Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description of Document
2.1(1)	Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.

2.2*	Amendment dated as of May 21, 2004 to Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.

3.1(2)	Amended and Restated Certificate of Incorporation of Molecular Devices.

3.2(2)	Bylaws of Molecular Devices.

3.3(3)	Certificate of Amendment to Certificate of Incorporation of Molecular Devices.

4.1(2)	Specimen Certificate of Common Stock of Molecular Devices.

4.2(4)	Rights Agreement, dated October 25, 2001, among Molecular Devices and EquiServe Trust Company, N.A.

4.3*	Prospectus dated January 28, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission.

4.4*	Prospectus dated April 11, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission.

5.1*	Opinion of Cooley Godward LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Molecular Devices.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to Axon.

23.3	Consent of Ernst & Young, Independent Registered Public Accounting Firm, with respect to Axon.

23.4*	Consent of Cooley Godward LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

(1)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed on March 22, 2004.

(2)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Registration Statement on Form S-1 (File No. 33-98926), as amended.

(3)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

(4)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed October 30, 2001.

* Previously filed as an exhibit to Molecular Devices’ Registration Statement on Form S-4 (File No. 333-114934), as amended.